Exhibit 4.6

FINCO SHAREHOLDERS’ DEED

DATED

5 NOVEMBER 2016

By and between

VIP-CKH IRELAND LIMITED

and

VIMPELCOM LUXEMBOURG HOLDINGS S.à R.L.

and

HUTCHISON EUROPE TELECOMMUNICATIONS S.à R.L.

and

VIMPELCOM LTD.

and

CK HUTCHISON HOLDINGS LIMITED

Allen & Overy LLP

0102103-0000029 CO:28063440.1

THIS DEED is made on 5 November 2016

BETWEEN:

(1)	VIP-CKH IRELAND LIMITED, a private company limited by shares incorporated under the laws of the Republic of Ireland, having its registered office at 70 Sir John Rogerson’s Quay, Dublin 2, Ireland and registered with the Irish Companies Registration Office under number 588489 (FinCo);

(2)	VIMPELCOM LUXEMBOURG HOLDINGS S.à R.L., a sociėtė à responsabilitė limitėe incorporated under the laws of the Grand Duchy of Luxembourg having its registered office at 15, rue Edward Steichen, L-2540 Luxembourg, Grand Duchy of Luxembourg registered with the Luxembourg trade companies register under number B199019 (VIP);

(3)	HUTCHISON EUROPE TELECOMMUNICATIONS S.à R.L., a sociėtė à responsabilitė limitėe incorporated under the laws of the Grand Duchy of Luxembourg having its registered office at 7, rue du Marché-aux-Herbes, L-1728 Luxembourg, Grand Duchy of Luxembourg registered with the Luxembourg trade companies under number B74649 (HET);

(4)	VIMPELCOM LTD., an exempted company limited by shares incorporated under the laws of Bermuda having its registered office at Victoria Place, 31 Victoria Street, Hamilton HM 10, Bermuda registered with the Registrar of Companies in Bermuda under number 43271 and having its principal executive offices of Claude Debussylaan 88, 1082 MD, Amsterdam, the Netherlands (VIP Guarantor); and

(5)	CK HUTCHISON HOLDINGS LIMITED, an exempted company incorporated under the laws of the Cayman Islands whose principal place of business is 12th Floor, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong registered with the Registrar of Companies in the Cayman Islands under number MC-294571 (HET Guarantor).

BACKGROUND:

(A)	Details of FinCo are set out in Schedule 1.

(B)	The parties have agreed that FinCo is to be owned, controlled, managed and financed on the terms set out in this deed.

(C)	H3G II, VimpelCom Amsterdam B.V., the VIP Guarantor, HET and the HET Guarantor entered into the Contribution and Framework Agreement on 6 August 2015 in order, among other things, for VIP and HET to create a joint venture whereby VIP and HET directly own H3G II and FinCo.

(D)	The VIP Guarantor is the ultimate holding company of VIP and is willing to guarantee the obligations of VIP under this deed.

(E)	The HET Guarantor is the ultimate holding company of HET and is willing to guarantee the obligations of HET under this deed.

(F)	In consideration of the mutual promises of each of the parties and the contributions they undertake to make and have made to the Business, the parties agree to enter into this deed to govern their relationship and to set out and agree upon the governance arrangements of FinCo.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Save as defined in this deed, terms defined and used in the shareholders’ deed dated 6 August 2015 between, amongst others, H3G II, VIP, HET, the VIP Guarantor and the HET Guarantor and as amended from time to time (the H3G II Shareholders’ Deed) have the same meaning when used in this deed.

1.2	In addition to terms defined elsewhere in the H3G II Shareholders’ Deed and in this deed, the definitions and other provisions in Schedule 7 apply throughout this deed.

1.3	In this deed, unless the contrary intention appears, a reference to a clause, subclause, paragraph, or schedule is a reference to a clause, subclause, paragraph, or schedule of or to this deed. The schedules form part of this deed.

1.4	The headings in this deed do not affect its interpretation.

2.	BUSINESS AND OBJECTIVES

2.1	Business of FinCo

The parties acknowledge and agree that the sole objective and business of FinCo is to hold the FinCo Loan and to return value to the Shareholders upon receipt of repayment of the FinCo Loan (the Business).

2.2	Management and control of FinCo

The management and control of FinCo shall be exercised in Ireland and the Shareholders shall use all reasonable endeavours to ensure that FinCo is treated for all purposes, including taxation, as resident only in Ireland.

3.	COMPLIANCE WITH AND PRECEDENCE OF THIS DEED

3.1	General undertaking

Each Shareholder shall exercise all powers and rights available to that Shareholder as a holder of Shares and such other rights and powers available to that Shareholder from time to time in order to give effect to the provisions of this deed and to ensure that FinCo complies with each of its respective obligations under this deed. References in this deed to the Shareholders procuring that FinCo performs its obligations are to be interpreted accordingly.

3.2	H3G II Shareholders’ Deed prevails over Deed and Constitution

Each Shareholder agrees that if any provision of this deed or the Constitution at any time conflicts or is inconsistent with the provisions of the H3G II Shareholders’ Deed, provided that such provisions of the H3G II Shareholders’ Deed do not conflict with and are not inconsistent with any applicable law: (i) the provisions of the H3G II Shareholders’ Deed are to prevail between the parties to the extent of the conflict or inconsistency, (ii) the Constitution will be taken to be read and interpreted accordingly, and (iii) the Constitution shall be amended to the extent necessary in accordance with clause 3.4.

3.3	Deed prevails over Constitution

Each Shareholder agrees that if any provision of the Constitution at any time conflicts or is inconsistent with the provisions of this deed, provided that such provisions of this deed do not conflict with and are not inconsistent with any applicable law: (i) the provisions of this deed are to prevail between the parties to the extent of the conflict or inconsistency, (ii) the Constitution will be taken to be read and interpreted accordingly, and (iii) the Constitution shall be amended to the extent necessary in accordance with clause 3.4.

3.4	Amendments to Constitution

For the entire duration of this deed, the Constitution shall be and shall remain in accordance with the provisions of this deed (as may be amended from time to time) to the maximum extent permitted by applicable law.

4.	BOARD COMPOSITION AND CORPORATE GOVERNANCE

4.1	Number of Directors

The number of Directors shall, from time to time, be two.

4.2	Appointment and replacement of Directors

Each of the Major Shareholders (each an Appointer) may each from time to time:

(a)	appoint one Director; and

(b)	remove its Director appointed by it in accordance with paragraph (a) and appoint another in his/her place, above by notice in writing sent to FinCo and to the other Directors,

provided that the Major Shareholders undertake that they shall not appoint a Director who is ineligible to be a director under any applicable law or any provision of the Constitution or is a Sanctioned Person and shall promptly take all steps necessary to replace any Director who becomes ineligible or a Sanctioned Person.

4.3	Removal of Directors

(a)	Notwithstanding any other provision of this deed, a person will be removed as a Director if the person is, or becomes, ineligible to be a Director under any applicable law or any provision of the Constitution or is, or becomes, a Sanctioned Person.

(b)	Notwithstanding any other provision of this deed, a Director will be removed as a Director if such Director’s Appointer ceases to be a (i) party to this deed or (ii) Major Shareholder.

(c)	The Appointer shall indemnify FinCo against any Loss arising as a result of or in connection with its Director’s removal from office.

4.4	Remuneration for Directors

Unless otherwise agreed by the Major Shareholders, compensation for each Director shall be up to €5,000 per annum, plus reasonable travel and accommodation expenses. All such compensation and expenses shall be borne by FinCo.

4.5	Chairman

There shall be no chairman.

4.6	Board meetings

Unless otherwise approved by the Board, meetings of the Board shall be held and conducted in accordance with the provisions of Schedule 2.

4.7	Shareholder meetings

Shareholder meetings shall be held and conducted in accordance with the provisions of Schedule 3.

5.	GOVERNANCE

Subject to the Reserved Matters, the Board shall make decisions on all matters.

6.	RESERVED MATTERS

6.1	Matters requiring Shareholder Approval

Each Shareholder undertakes to exercise all its voting powers as a Shareholder and FinCo undertakes to exercise all its respective powers and rights so as to ensure that it does not do any of the things listed in Schedule 4 without the prior written approval of each Major Shareholder.

6.2	Manner of giving Shareholder Approval

Any approval under clause 6.1 by a Major Shareholder may be given on behalf of that Major Shareholder by:

(a)	notice in writing executed by or on behalf of that Major Shareholder; or

(b)	the affirmative vote of that Major Shareholder at a general meeting of the Shareholders,

in each case stating that the notice or vote, as the case may be, constitutes the approval of that Major Shareholder for the purposes of clause 6.1 of this deed.

7.	CONFLICT OF INTERESTS

Directors’ Interests and voting rights

If a Director has an Interest in any matter which is reasonably likely to conflict with the interests of FinCo or the Business (as applicable) and which is to be considered or voted upon at a Board meeting or which is to be the subject of a written resolution of the Directors, the Director shall, prior to the relevant matter being decided by the Board, declare the Interest to each other Director setting out, in all material respects, the nature and extent of the Interest and the relation of the Interest to the affairs of FinCo or the Business. Whether or not a Director complies with its obligations under this paragraph, the Director:

(a)	is entitled to attend or participate in any discussion on matters that relate to the Interest;

(b)	is entitled to receive all information and advice received by the other Directors on matters that relate to the Interest;

(c)	is entitled to vote (and be counted in a quorum at a meeting) on matters that relate to the Interest; and

(d)	is entitled to retain benefits under any transaction relating to the Interest and FinCo cannot avoid any such transaction merely because of the existence of the Interest.

8.	INTENTIONALLY BLANK

9.	INFORMATION RIGHTS

9.1	Accounts, periodic reporting and other information

(a)	FinCo shall:

(i)	maintain accurate and complete accounting and other financial records in accordance with all applicable laws; and

(ii)	provide such financial accounts, reports and information to the Shareholders as the Shareholders may reasonably request for the purposes of the Shareholders group’s legal, regulatory or other internal requirements from time to time.

(b)	The financial accounts of FinCo shall be prepared in accordance with all applicable law and accounting principles and practices generally accepted in Ireland.

(c)	To the extent necessary to comply with regulatory requirements and at the request of a Shareholder, FinCo shall prepare financial accounts in accordance with the required accounting standards and have them audited in accordance with the required auditing standards in a time period necessary to meet such regulatory requirements (including, without limitation, audit requirements) within a reasonable period of time following such request. For the avoidance of doubt, these requirements will not affect the financial accounts of FinCo referred to in (b) above.

9.2	Access to FinCo books, records and other information

Subject to clause 9.3, FinCo shall give each Major Shareholder and each Director (without prejudice to any rights they may have under applicable law) reasonable access on reasonable notice to:

(a)	inspect the assets of FinCo (if any); and

(b)	inspect and take copies of documents relating to FinCo, including the statutory registers and all accounting and other financial records.

9.3	Exceptions to Shareholder access rights

Nothing in clause 9.2 requires FinCo to give any person access to information if to do so would, in the reasonable opinion of any Major Shareholder or of the Board:

(a)	constitute a breach by FinCo of any obligation of confidentiality owed to a third party or imposed by law provided that FinCo shall use its best efforts to permit disclosure of such information; or

(b)	materially disrupt, or have a material adverse effect on, the business or operations of FinCo.

9.4	Disclosure of information

Subject to all applicable laws, a Director is entitled to pass information concerning FinCo to his / her Appointer or any of his / her Appointer’s Affiliates or Representatives who need to know that information for the proper performance of their duties, so long as each recipient keeps that information confidential in accordance with clause 18.

10.	COMPLIANCE

FinCo shall take all reasonable steps to obtain, and shall comply in all material respects with the terms of, all governmental and other licences and consents necessary for the conduct of its business.

11.	FUNDING AND ISSUES OF SECURITIES

11.1	Limited obligations to provide funding

(a)	Each Shareholder shall be required to subscribe for Shares:

(i)	in accordance with the provisions set out in the Contribution and Framework Agreement; or

(ii)	to provide equity for FinCo’s day-to-day running costs, including (but not limited to) Directors’ travel and accommodation expenses, audit costs and business registration costs; and

(b)	Subject to paragraph (a) above, no Shareholder shall be obliged to:

(i)	contribute any funds (whether in the form of debt or equity) to FinCo; or

(ii)	give any security or provide any guarantee on behalf of or for the benefit of FinCo.

11.2	Permitted issues

FinCo shall not issue any Securities unless the issue has received Shareholder Approval in accordance with clause 6.1.

11.3	Pre-emption on issue

The provisions of clause 13.3 of the H3G II Shareholders’ Deed shall apply mutatis mutandis to this deed save that references to the “Company” shall be construed as references to “FinCo”.

12.	DISPOSALS IN COMPLIANCE WITH THE H3G II SHAREHOLDERS’ DEED, THE CONSTITUTION AND THE H3G II ARTICLES

No Major Shareholder may Dispose of any of its Shares at any time unless:

(a)	any transferee first executes and delivers to FinCo and the remaining Shareholders a Deed of Adherence; and

(b)	such Disposal is carried out in compliance with clauses 14, 15 and 19 of the H3G II Shareholders’ Deed, the Constitution and the H3G II Articles.

13.	GENERAL PROVISIONS RELATING TO ISSUE AND TRANSFER OF SHARES

13.1	Registration of issues and transfers of Shares

FinCo shall not issue any Shares or register the transfer of any Shares unless:

(a)	the issue or transfer is made in accordance with this deed and the provisions of the H3G II Shareholders’ Deed, the Constitution and the H3G II Articles; and

(b)	any transferee first executes and delivers to FinCo and the remaining Shareholders a Deed of Adherence.

13.2	Share certificates and Share register

Each Share certificate issued by FinCo and the Share register of FinCo shall include a statement that:

“Transfer and disposal of shares in the company are subject to the restrictions contained in the FinCo Shareholders’ Deed relating to the company dated ● and the Constitution of the company.”

14.	WARRANTIES

Each party warrants to each other party on the date of this deed that each of the following statements is true, accurate and not misleading:

(a)	it is a corporation validly existing under the laws of the place of its incorporation;

(b)	it has the power to execute and deliver, and to perform its obligations under, this deed to which it is or will be a party, and it has taken all necessary corporate action to authorise such execution and delivery and the performance of such obligations;

(c)	its obligations under this deed are legal, valid, binding and enforceable in accordance with their terms;

(d)	the execution and delivery by it of this deed and the performance of its obligations under it does not and will not conflict with or constitute a default under any provision of:

(i)	any agreement or instrument to which it is a party;

(ii)	its constitution (if any); or

(iii)	any law, order, judgment, award, injunction, decree, rule or regulation by which it is bound; and

(e)	no Insolvency Event has occurred in relation to it.

15.	COMPLIANCE WITH LAW

15.1	All party obligations

Each party undertakes to each other party that:

(a)	it will not take any action which would result in it, any other party (including FinCo) being in contravention of any law or regulation (including, without limitation, any applicable anti-bribery, anti-corruption, anti-money laundering, trade control laws or Economic Sanctions Laws);

(b)	to the extent that it has not already done so, it will establish and at all times maintain in place adequate procedures designed to prevent any Representative or person who provides services to it from undertaking any conduct that would contravene or otherwise give rise to an offence being committed by it, any other party (including FinCo) under any applicable anti-bribery and/or anti-corruption and/or money laundering laws (Anti-Corruption Policies);

(c)	no action it undertakes in the exercise of its rights and performance obligations under this deed shall cause it, any other party (including FinCo) to be in contravention of any law or regulation (including, without limitation, any applicable anti-bribery, anti-corruption, anti-money laundering, trade control or Economic Sanctions Laws); and

(d)	during any period in which it or any of its Affiliates becomes a Sanctioned Person, the exercise of such party’s right to receive Dividends or any other distribution in respect of Shares held by it shall be suspended to the extent that such payment of Dividends would be prohibited by any applicable Economic Sanctions Laws, in which case any such Dividend which would otherwise have been payable to such party shall either (i) be held by FinCo on behalf of such party (without any obligation to pay interest) until such time as the party’s right to receive Dividends or any other distribution in respect of its Shares is no longer suspended in accordance with paragraph (d), or (ii) on the request of the party entitled to payment of the Dividend be credited to a frozen (or blocked) account belonging to the relevant party if such frozen (or blocked) account is in compliance with applicable Economic Sanctions Laws.

15.2	Distributions

(a)	The parties agree that FinCo shall not be restricted or prevented from declaring or paying any Dividend or other fees to a Shareholder by reason only of:

(i)	any other Shareholder or any of its Affiliates being a Sanctioned Person or being directly or indirectly owned or controlled by a Sanctioned Person;

(ii)	a Sanctioned Person holding an interest in any other Shareholder; or

(iii)	any other matter which does or may constrain FinCo from making a payment to any other Shareholder.

(b)	The parties agree that during any period in which a Shareholder or its Affiliates becomes a Sanctioned Person, any Director or Shareholder voting rights in respect of the Shares held by that Shareholder, its Affiliates or Directors nominated by it will be suspended in relation to any matters relating to the payment of Dividends including the ability to object to such Dividends in accordance with clause 6.1.

(c)	The parties agree to take all action necessary to ensure that paragraphs (a) and (b) are enforceable including, without limitation, reflecting such clause in the Constitution.

15.3	FinCo obligations

(a)	FinCo shall comply with its Anti-Corruption Policies and shall keep them under regular review in order to ensure that they continue to meet the requisite standard for adequate procedures.

(b)	FinCo may at any time, and shall within 20 Business Days of a reasonable request by a Shareholder, prepare draft amendments to the Anti-Corruption Policies which it shall submit to each Shareholder. Each Shareholder shall consider in good faith any draft amendments to the Anti-Corruption Policies submitted to it under this clause and shall in good faith take appropriate steps with a view to it and the other Shareholder agreeing revised Anti-Corruption Policies (with such amendments as it and the other Shareholder may agree) as soon as reasonably practicable.

(c)	Nothing in this deed shall prevent FinCo from complying with any applicable law (including any Economic Sanctions Law) to which it is or becomes subject.

16.	WAIVER OF RIGHT TO SEEK LIQUIDATION

To the extent permissible by applicable law, each Shareholder agrees, confirms and acknowledges that it shall be wholly and irrevocably barred from seeking a liquidation, winding up or otherwise of FinCo in the event of a deadlock between the Shareholders, including, without limitation, on a refusal or failure to consent to a Reserved Matter or failure to attend a meeting of the Shareholders.

17.	TERM AND TERMINATION

17.1	Term

This deed takes effect on the date of this deed (save for clause 17.4 and Schedule 6 which take effect upon a Trigger Event occurring) and continues until terminated in accordance with clause 17.2.

17.2	Circumstances for termination

Subject to clause 17.3, this deed terminates in respect of the rights and obligations of all parties:

(a)	subject to clause 16, on the date on which FinCo is wound up;

(b)	on the date on which the H3G II Shareholders’ Deed terminates in accordance with clause 24.2 of the H3G II Shareholders’ Deed;

(c)	on the date on which FinCo distributes all cash due and payable under the FinCo Loan as a result of full repayment of the FinCo Loan in accordance with the relevant Reserved Matter in full; or

(d)	on the date on which all the Shareholders agree in writing.

17.3	Effect of termination

If this deed terminates in accordance with clause 17.2 or certain provisions terminate in accordance with clause 17.4 in respect of the rights and obligations of any party:

(a)	except as provided in clause 17.3(c) that party is released from its obligations to further perform this deed or those provisions (as applicable);

(b)	each party retains all rights that it has against each other party in respect of any breach of this deed or those provisions (as applicable) occurring before termination and, for the avoidance of doubt, any rights pursuant to clause 19 and 20 shall survive in respect of any such breach of this deed occurring before termination; and

(c)	the provisions of and the rights and obligations of each party under this clause 17.3 and each of the Surviving Clauses survive termination of this deed.

17.4	Trigger Event for termination of certain provisions

Upon a Trigger Event occurring:

(a)	the provisions of clauses 2 to 7, 9 (other than paragraph 9.1), 10, 11.2, 12 and 16, together with Schedule 1 to Schedule 3 and Schedule 4 (other than paragraph 1), will automatically terminate and cease to have any effect thereafter and clause 17.3 shall apply in respect of these terminated provisions;

(b)	for the avoidance of doubt all other provisions of this deed, namely, the Surviving Clauses and clauses 9.1, 11 (other than paragraph 11.2 and in accordance with clause 11.3 (Pre-emption on issue) as it applies mutatis mutandis to clause 13.3 of the H3G II Shareholders’ Deed that clause 13.3(e) shall not apply upon a Trigger Event), 13 to 15, this clause 17, clauses 19 to 20, paragraph 1 of Schedule 4, Schedule 5 and Schedule 7 subject to paragraph (c) below, shall remain in full force and effect notwithstanding such termination;

(c)	Schedule 7 shall remain in full force and effect notwithstanding such termination but subject to the following amendments with effect from the Trigger Event namely, to the deletion of those defined terms that are no longer applicable to the provisions set out in paragraph (b) above (and appropriate consequential amendments being made to the definition cross-referencing); and

(d)	the provisions contained in Schedule 6 shall come into force upon a Trigger Event occurring.

18.	CONFIDENTIALITY

18.1	Confidentiality obligations

Except as permitted by this clause 18:

(a)	each Shareholder shall keep confidential:

(i)	all information made available to it by or on behalf of FinCo or by a Director under clause 9.4 (whether before, on or after the date of this deed and whether in writing, orally, electronically or in any other form or medium) which relates to the past, present or future business, operations or affairs of FinCo;

(ii)	all information made available to it by or on behalf any other Shareholder (whether before, on or after the date of this deed and whether in writing, orally, electronically or in any other form or medium) in connection with the arrangements contemplated by this deed;

(iii)	any information of a secret or confidential nature relating to, or to the business or affairs of, FinCo; and

(iv)	the existence, terms and subject matter of, and the negotiations relating to, this deed and each other Transaction Document,

and shall not disclose or cause or permit the disclosure to any person of any such information, or use any such information for any purpose other than exercising its rights or performing its obligations under this deed or monitoring and making decisions regarding its investment in FinCo; and

(b)	FinCo shall keep confidential:

(i)	all information made available to it by or on behalf of any Shareholder (whether before, on or after the date of this deed and whether in writing, orally, electronically or in any other form or medium) in connection with the arrangements contemplated by this deed; and

(ii)	the existence, terms and subject matter of, and the negotiations relating to, this deed and each other Transaction Document,

and shall not disclose or cause or permit the disclosure to any person of any such information, or use any such information for any purpose other than conducting the Business or exercising its rights or performing its obligations under this deed.

18.2	Excluded information

Clause 18.1 does not apply to any information which:

(a)	is in or comes into the public domain, except through a breach of this clause 18 or through a breach by any person of any other obligation of confidentiality known to the disclosing party; or

(b)	at the time it was disclosed by one party to another was already in the lawful possession of the second party and not held by the second party subject to an obligation of confidentiality.

18.3	Disclosure to Representatives

Nothing in clause 18.1 prevents any party from disclosing information to any of its Affiliates or Representatives if:

(a)	the information needs to be disclosed:

(i)	to enable that party to exercise its rights or perform its obligations under this deed including a Disposal of Stapled Interests permitted in accordance with the terms of this deed; or

(ii)	where the party is a Shareholder, to enable that Shareholder to monitor and make decisions regarding its investment in FinCo; and

(b)	before disclosure is made that party has informed the relevant Affiliates or Representative in writing that the information is confidential and shall only be used for the purpose for which it was disclosed, provided that any Affiliate or Representative receiving information under this clause 18.3 has undertaken to comply with the confidentiality obligations under this clause 18 as if those obligations were imposed directly on the relevant Affiliate or Representative, and the party disclosing such information shall ensure that any such Affiliate or Representative to whom information is so disclosed strictly complies with such obligations.

18.4	Required disclosure

Nothing in clause 18.1 prevents a party or any of its Affiliates or Representatives from disclosing information if disclosure is required by law or regulation (except to the extent the requirement can be excluded or limited by contract or by a confidentiality obligation), any tribunal or court of competent jurisdiction, any Government Agency or the listing rules of any recognised securities exchange. Before any disclosure is made under this clause 18.4, the party that is, or whose Affiliate or Representative is, required to make disclosure shall, to the extent permitted by law and the relevant disclosure requirement:

(a)	notify the party that made the relevant information available to it (the Discloser) and each other party as soon as reasonably practicable after it becomes aware that disclosure is required;

(b)	take all steps reasonably required by the Discloser to prevent or restrict the disclosure of that information; and

(c)	co-operate with the Discloser regarding the timing and content of such disclosure.

For the purposes of this clause 18.4, where the information required to be disclosed is the existence, terms or subject matter of, or the negotiations relating to, this deed, references to the Discloser are taken to be references to each other party.

18.5	Permitted disclosure

Nothing in clause 18.1 prevents a party from disclosing information to the extent strictly required by, and subject always to the terms and conditions provided in, clause 12(b).

18.6	Legal proceedings

Nothing in clause 18.1 prevents a party from disclosing information to the extent required to enable that party to enforce the provisions of this deed or to the extent necessary for the purpose of defending any proceedings brought against that party.

18.7	Advertisements and public announcements

Nothing in clause 18.1 prevents a party from disclosing information in any advertisement or public announcement containing information that is not in the public domain made with the written consent of each other party which in the case of any advertisement or public announcement referring only to the existence or subject matter of this deed shall not be unreasonably withheld or delayed.

18.8	Outgoing Shareholder

If a Shareholder ceases to be a Shareholder, it shall immediately:

(a)	deliver all documents or other materials in tangible form that are in its possession or control and that contain information of the type described in clause 18.1(a) to the party that made that information available to it;

(b)	use all reasonable endeavours to permanently delete all information of the type described in clause 18.1(a) that has been stored on any computer, database or other electronic storage medium by it or on its behalf; and

(c)	ensure that each of its Affiliates and Representatives to whom information has been provided under clause 18.3 does the same,

except to the extent that the Shareholder or the relevant Affiliate or Representative is required to retain such information by law, the rules of any regulatory authority or any mandatory professional standards rules or in accordance with its reasonable and bona fide internal compliance policies.

19.	VIP GUARANTEE

19.1	The VIP Guarantor unconditionally and irrevocably:

(a)	guarantees the payment when due of all amounts payable by VIP under or pursuant to this deed;

(b)	undertakes to ensure that VIP will perform when due all its obligations under or pursuant to this deed;

(c)	agrees that if and each time that VIP fails to make any payment when it is due under or pursuant to this deed, the VIP Guarantor must on demand (without requiring any party first to take steps against VIP or any other person) pay that amount as if it were the principal obligor in respect of that amount; and

(d)	agrees as principal debtor and primary obligor to indemnify each other party against all Loss sustained by it flowing from any non-payment or default of any kind by VIP under or pursuant to this deed.

19.2	The VIP Guarantor’s obligations under this clause 19 will not be affected by any matter or thing which but for this provision might operate to affect or prejudice those obligations, including without limitation:

(a)	any time or indulgence granted to, or composition with, VIP or any other person;

(b)	the taking, variation, renewal or release of, or neglect to perfect or enforce this deed, or any right, guarantee, remedy or security from or against VIP or any other person;

(c)	any variation or change to the terms of this deed; or

(d)	any unenforceability or invalidity of any obligation of VIP, so that this deed shall be construed as if there were no such unenforceability or invalidity.

19.3	Until all amounts which may be or become payable under this deed have been irrevocably paid in full, the VIP Guarantor shall not as a result of this deed or any payment or performance under this deed be subrogated to any right or security of any party or claim or prove in competition with any party against VIP or any other person or claim any right of contribution, set-off or indemnity.

19.4	The VIP Guarantor will not take or hold any security from VIP in respect of this deed and any such security which is held in breach of this provision will be held by the VIP Guarantor in trust for each other party.

19.5	The VIP Guarantor shall indemnify each other party against any Loss arising as a result of or in connection with the enforcement of the VIP Guarantor’s obligations under this deed.

19.6	The VIP Guarantor warrants to each other party that:

(a)	it is a corporation validly existing under the laws of the place of its incorporation;

(b)	it has the power to execute and deliver, and to perform its obligations under, this deed and it has taken all necessary corporate action to authorise such execution and delivery and the performance of such obligations;

(c)	its obligations under this deed are legal, valid, binding and enforceable in accordance with their terms;

(d)	the execution and delivery by it of this deed and the performance of its obligations under it does not and will not conflict with or constitute a default under any provision of:

(i)	any agreement or instrument to which it is a party;

(ii)	its constitution (if any); or

(iii)	any law, order, judgment, award, injunction, decree, rule or regulation by which it is bound; and

(e)	no Insolvency Event has occurred in relation to it.

20.	HET GUARANTEE

20.1	The HET Guarantor unconditionally and irrevocably:

(a)	guarantees the payment when due of all amounts payable by HET under or pursuant to this deed;

(b)	undertakes to ensure that HET will perform when due all its obligations under or pursuant to this deed;

(c)	agrees that if and each time that HET fails to make any payment when it is due under or pursuant to this deed, the HET Guarantor must on demand (without requiring any party first to take steps against HET or any other person) pay that amount as if it were the principal obligor in respect of that amount; and

(d)	agrees as principal debtor and primary obligor to indemnify each other party against all Loss sustained by it flowing from any non-payment or default of any kind by HET under or pursuant to this deed.

20.2	The HET Guarantor’s obligations under this clause 20 will not be affected by any matter or thing which but for this provision might operate to affect or prejudice those obligations, including without limitation:

(a)	any time or indulgence granted to, or composition with, HET or any other person;

(b)	the taking, variation, renewal or release of, or neglect to perfect or enforce this deed, or any right, guarantee, remedy or security from or against HET or any other person;

(c)	any variation or change to the terms of this deed; or

(d)	any unenforceability or invalidity of any obligation of HET, so that this deed shall be construed as if there were no such unenforceability or invalidity.

20.3	Until all amounts which may be or become payable under this deed have been irrevocably paid in full, the HET Guarantor shall not as a result of this deed or any payment or performance under this deed be subrogated to any right or security of any party or claim or prove in competition with any party against HET or any other person or claim any right of contribution, set-off or indemnity.

20.4	The HET Guarantor will not take or hold any security from HET in respect of this deed and any such security which is held in breach of this provision will be held by the HET Guarantor in trust for each other party.

20.5	The HET Guarantor shall indemnify each other party against any Loss arising as a result of or in connection with the enforcement of the HET Guarantor’s obligations under this deed.

20.6	The HET Guarantor warrants to each other party that:

(a)	it is a corporation validly existing under the laws of the place of its incorporation;

(b)	it has the power to execute and deliver, and to perform its obligations under, this deed and it has taken all necessary corporate action to authorise such execution and delivery and the performance of such obligations;

(c)	its obligations under this deed are legal, valid, binding and enforceable in accordance with their terms;

(d)	the execution and delivery by it of this deed and the performance of its obligations under it does not and will not conflict with or constitute a default under any provision of:

(i)	any agreement or instrument to which it is a party;

(ii)	its constitution (if any); or

(iii)	any law, order, judgment, award, injunction, decree, rule or regulation by which it is bound; and

(e)	no Insolvency Event has occurred in relation to it.

21.	NOTICES

21.1	Manner of giving notice

Any notice or other communication to be given under this deed must be in writing and must be delivered by hand or courier using an internationally recognised courier company or sent by post or email (and if such notice or other communication is sent by email, then a copy must be delivered by hand or courier using an internationally recognised courier company or sent by post as soon as reasonably practicable although the notice or other communication will deem to have been given by transmission of the email) to the party to whom it is to be given at its address appearing in this deed as follows:

(a)	to FinCo at:

Address:	Matsack Trust Limited
70 Sir John Rogerson’s Quay
Dublin 2
Ireland
Email:	matheson@matheson.com
For the attention of:	Derval Keane

With a copy to VIP, the VIP Guarantor, HET and the HET Guarantor;

(b)	to VIP or the VIP Guarantor at:

Address:	VimpelCom Ltd.
Claude Debussylaan 88
1082 MD Amsterdam
The Netherlands

Email: Scott.Dresser@vimpelcom.com and Andrew.Davies@vimpelcom.com marked for the attention of Scott Dresser and Andrew Davies,

with a copy to Andrew Ballheimer and Tom Levine of Allen & Overy LLP, One Bishops Square, London E1 6AD (email: Andrew.Ballheimer@allenovery.com and Tom.Levine@Allenovery.com); and

(c)	to HET at:

Address:

Hutchison Europe Telecommunications S.à r.l.

S.7, rue du Marché-aux-Herbes

L-1728 Luxembourg

Grand Duchy of Luxembourg

Fax: +352 2626 8181

marked for the attention of the Company Secretary,

with a copy to the HET Guarantor, and David Sonter and Natasha Good of the HET solicitors (email: david.sonter@freshfields.com and natasha.good@freshfields.com),

(d)	to the HET Guarantor at:

Address:

22nd Floor, Hutchison House,

10 Harcourt Road,

Hong Kong

Email: EdithS@chk.com.hk

Fax: (852) 2128 1778

marked for the attention of Ms Edith Shih,

and with a copy to David Sonter and Natasha Good of the HET solicitors (email: david.sonter@freshfields.com and natasha.good@freshfields.com),or at any such other address notified in writing for this purpose to the other parties under this clause 19. Any notice or other communication sent by post shall be sent by prepaid ordinary recorded delivery post (if the country of destination is the same as the country of origin) or by prepaid airmail (if the country of destination is not the same as the country of origin).

21.2	When notice given

Any notice or other communication is deemed to have been given:

(a)	if delivered, on the date and at the time of delivery; or

(b)	if sent by post, on the second Business Day after it was put into the post; or

(c)	at the time of transmission if delivered by email,

but if the notice or other communication would otherwise be taken to be received after 5.00 pm then the notice or communication is taken to be received at 9.00 am (local time at the place of receipt) on the next Business Day.

21.3	Proof of service

In proving service of a notice or other communication, it is sufficient to prove that delivery was made or that the envelope containing the communication was properly addressed and posted either by prepaid post or by prepaid airmail.

21.4	Documents relating to legal proceedings

This clause 19 does not apply in relation to the service of any claim form, statement of care, notice, order, judgment or other document relating to or in connection with any proceedings, suit or action arising out of or in connection with this deed.

22.	FINCO BANK ACCOUNT

22.1	FinCo shall maintain a bank account in Ireland.

22.2	Any payment of funds to be made to FinCo pursuant to this deed shall be effected by transfer of funds to the following account in FinCo or such other account as may be notified by FinCo for the purpose of any particular payment:

Account name	CKH Ireland Finance Co Ltd

Account number	40051576892034

SWIFT Code:	MIDLGB22

IBAN:	GB67MIDL40051576892034

23.	GENERAL

23.1	Amendment

This deed may only be amended in writing and where the amendment is signed by or on behalf of all the parties.

23.2	Assignment

None of the rights or obligations under this deed may be assigned, transferred or otherwise dealt with by a party without the prior written consent of the other parties. No party shall grant, declare, create or dispose of any rights or interests in this deed without the prior written consent of all the other parties. Any purported assignment in contravention of this clause 23.2 shall be void.

23.3	Costs

Except as otherwise expressly provided in this deed, each party shall pay the costs and expenses incurred by it in connection with entering into and performing its obligations under this deed.

23.4	Directors’ indemnity

Subject to the provisions of and to the extent permitted by applicable law, the parties shall ensure that each Director is indemnified out of the assets of FinCo against any liability incurred by him/her in the valid execution or discharge of his/her duties or the valid exercise of his/her powers in connection with his/her duties, powers or office, but this indemnity shall not apply to any liability to the extent that it is recovered from any other person.

23.5	Sanctions

The parties acknowledge and agree that nothing in this deed will require any other party to carry out any act or make any omission that may constitute or result in an actual breach of any Economic Sanction Law.

23.6	Entire agreement

(a)	This deed and the other Transaction Documents contain the whole agreement between the parties relating to the transactions contemplated by this deed and the Transaction Documents and supersede all previous draft agreements, arrangements or understandings whether oral or in writing, between the parties relating to these transactions.

(b)	Each party:

(i)	acknowledges that in agreeing to enter into this deed and the other Transaction Documents it has not relied on any express or implied statement, representation, warranty, undertaking, collateral contract or other assurance (except those warranties and undertakings set out in this deed and the other Transaction Documents) made by or on behalf of any other party before the entering into of this deed;

(ii)	waives all rights and remedies which, but for this clause 23.6, might otherwise be available to it arising under or in respect of any such express or implied statement, representation, warranty, undertaking, collateral contract or other assurance; and

(iii)	acknowledges that, except for any liability in respect of a breach of this deed and the other Transaction Documents, no party shall owe any duty of care or have any liability in tort or otherwise to the other party in relation to the subject matter of this deed.

(c)	Nothing in this clause limits or excludes any liability for fraud or fraudulent misrepresentation.

23.7	Execution in counterparts

This deed may be executed in any number of counterparts and any party may enter into this deed by executing and delivering a counterpart. Each counterpart constitutes the agreement of the party who has executed and delivered that counterpart. Faxed or scanned signatures are taken to be valid and binding to the same extent as original signatures. Delivery of a counterpart of this deed by e-mail attachment shall be an effective mode of delivery.

23.8	Exercise and waiver of rights

The rights of each party under this deed:

(a)	may be exercised as often as necessary (in whole or in part);

(b)	except as otherwise expressly provided by this deed, are cumulative and not exclusive of rights and remedies provided by law; and

(c)	may be waived only in writing and specifically,

and delay in exercising or non-exercise of any such right is not a waiver of that right and will not affect any such right in relation to any other party.

23.9	No partnership or agency

Nothing in this deed or the Constitution will be deemed to constitute a partnership between the parties or, unless this deed expressly provides otherwise, constitute any party the agent of any other party for any purpose.

23.10	Severability

The provisions contained in each clause are enforceable independently of each other clause and the validity and enforceability of any clause will not be affected by the invalidity or unenforceability of any other clause.

23.11	No Third Party Rights

A person who is not a party to this deed may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

24.	INVALID TERMS

24.1	Each of the provisions of this deed is severable.

24.2	If and to the extent that any provision of this deed:

(a)	is held to be, or becomes, invalid or unenforceable under the law of any jurisdiction; but

(b)	would be valid, binding and enforceable if some part of the provision were deleted or amended,

then the provision shall apply with the minimum modifications necessary to make it valid, binding and enforceable and neither the validity or enforceability of the remaining provisions of this deed, nor the validity or enforceability of that provision under the law of any other jurisdiction shall in any way be affected or impaired as a result of this clause 24.2.

25.	JURISDICTION

25.1	Governing law of this clause

This clause 25 is governed by English law.

25.2	Jurisdiction

The English courts have exclusive jurisdiction to settle any Dispute and each party irrevocably submits to the exclusive jurisdiction of the English courts and waives any objection to the exercise of that jurisdiction.

25.3	Service of process agent

Without prejudice to any other method of service permitted by law, each of HET, VIP LuxCo, H3G II and FinCo shall at all times maintain an agent for service of process and any other documents in proceedings in England and Wales or any other proceedings in connection with this Deed. That agent shall be:

(a)	in respect of HET and the HET Guarantor, Hutchison Whampoa Agents (UK) Limited, currently of Hutchison House, 5 Hester Road, London SW11 4AN, United Kingdom;

(b)	in respect of VIP LuxCo and the VIP Guarantor, Law Debenture Corporate Services Limited, currently of 5th Floor, Wood Street, London EC2V 7EX; and

(c)	in respect of FinCo, appointed as soon as reasonably practicable and upon such appointment, notified to the other parties.

Subject to clause 25.4, each party irrevocably undertake not to revoke its agent’s authority; and any claim form, judgment or other notice of legal process shall be sufficiently served if delivered to:

(d)	in respect of HET, Hutchison Whampoa Agents (UK) Limited;

(e)	in respect of VIP LuxCo, Law Debenture Corporate Services Limited; and

(f)	in respect of FinCo, the agent appointed by it and notified to the other parties in accordance with sub-paragraph 12(iii) above,

in each case at its address for the time being. Each of HET, VIP LuxCo, FinCo, the HET Guarantor and the VIP Guarantor waives any objection to such service.

25.4	Alternative service of process agent

If any person appointed as process agent under clause 25.3 is unable for any reason to so act, the relevant party shall immediately (and in any event within ten Business Days of the event taking place) appoint another agent in England and Wales for service of process in relation to any Dispute and notify the other parties of such appointment. Failing this, any other party may appoint another process agent for this purpose at the relevant party’s expense.

25.5	Failure to notify by process agent

Each party agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

26.	GOVERNING LAW

This deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

THIS DEED has been executed by the parties (or their duly authorised representatives) on the date stated at the beginning of this deed as a deed.

SCHEDULE 1

FINCO

Company name:	VIP-CKH Ireland Limited

Registered number:	588489

Registered office:	70 Sir John Rogerson’s Quay, Dublin 2, Ireland

Date and place of incorporation:	30 August 2016, Ireland

Directors:	Richard James Frank Sixt

Secretary:	Matsack Trust Limited

Financial year end:	31 December

Auditors:	PricewaterhouseCoopers LLP

Issued shares (including identity of each shareholder and number of shares held by it):	VimpelCom Luxembourg Holdings S.àr.l. – 25,150 ordinary shares Hutchison Europe Telecommunications S.àr.l. – 25,150 ordinary shares

SCHEDULE 2

BOARD MEETINGS

1.	Frequency of meetings

The Board shall meet as frequently as necessary to allow it to discharge its duties and in any case at least twice per calendar year and once every six months.

2.	Notice

Except in the case of (i) urgency as agreed between all Director (in which case the notice convening the meeting shall indicate the nature of, and the reasons for, the urgency), or (ii) an express waiver by all the Directors, at least five Business Days’ written notice of each meeting of the Board shall be given to each Director by or on behalf of a Director wishing to convene a meeting of the Board.

3.	Agenda

Either Director may add any item to the agenda for a Board meeting. A notice of a Board meeting shall be accompanied by an agenda of all the business to be transacted at the meeting, as well as any supporting papers and documentation that has been put forward for the Board meeting by a Director or which may be deemed relevant for such Board meeting. Any matter not on the agenda may be raised at the Board meeting by a Director present or represented at the Board meeting.

4.	Location

Each meeting of the Board shall be held in Ireland and all the Directors must be physically present at any such meeting, unless exceptional circumstances apply (in which case, at least one Director must be physically present at any such meeting).

5.	Use of technology

5.1	The Board may, in exceptional cases only, conduct meetings to discuss matters and issues which are urgent by conference call, video conference, or by any other means which will enable each Director:

(a)	to be identified during the meeting;

(b)	to properly hear (or otherwise receive real-time communications made by) the other Director participating in the meeting;

(c)	to address (or otherwise communicate in real time with) the other Director participating in the meeting simultaneously; and

(d)	to properly deliberate and cast his/her vote,

even if both Directors are not physically present in the same place at the relevant Board meeting.

5.2	A Board meeting held in this manner is taken to be held at the registered office of FinCo in Ireland, where the conference call or video conference, as the case may be, will have been initiated.

5.3	If a technological link fails, the Board meeting will be adjourned until the failure is rectified.

6.	Quorum

6.1	The quorum for the Board to validly deliberate is the presence in person (including participation in accordance with paragraph 5 above) of at least two Directors made up of at least one Director appointed by each Shareholder, either present or represented at the Board meeting.

6.2	A Director may be represented by an alternate at any meeting of the Board.

6.3	If a quorum is not present at a Board meeting within 30 minutes of the time appointed for the start of the meeting, the meeting will be adjourned to the same time and place on the next day or as soon as reasonably practicable thereafter (i.e. meeting at second call). If a quorum is not present at the reconvened meeting (i.e. meeting at second call) within 30 minutes of the time appointed for the start of the reconvened meeting, the meeting will be adjourned to the same time and place on the next day or as soon as reasonably practicable thereafter (i.e. meeting at third call).

6.4	If the Director appointed by a Shareholder is not present in person (including participation in accordance with paragraph 5 above) at a meeting of the Board and the following reconvened meeting (i.e. respectively, the meeting at first call and the meeting at second call), the quorum for the next reconvened meeting (i.e. the meeting at third call) of the Board shall be the presence (including participation in accordance with paragraph 5 above) of any one Director, present at the Board meeting.

7.	Voting rights

7.1	Each Director is entitled to one vote on a Board resolution.

7.2	In the case of an equality of votes, no Director will have a second or casting vote.

8.	Board decisions

8.1	All resolutions at meetings of the Directors shall be decided unanimously.

8.2	Minutes (including original and copies) of meetings of the Board, and excerpts from such minutes, will be drafted in English and signed by both Directors.

9.	Written resolutions

Resolutions of the Board may, in exceptional cases only, be passed in writing by way of unanimous written circular resolutions for matters and issues which are urgent, not significant or not material. Such resolutions will be drafted in English, and will consist of one or several counterparts containing the resolutions of the Board, signed and dated by each Director, manually or sent by email with the original to follow, which will be deemed valid under Irish applicable law. The date of such unanimous written circular resolution will be the date of the last signature by any Director as apposed on his counterpart.

SCHEDULE 3

SHAREHOLDER MEETINGS

1.	Frequency and location of meetings

1.1	The Board may call a meeting of the Shareholders of FinCo in Ireland (a Shareholders’ Meeting) at a time and place the Board resolves, unless exceptional circumstances apply.

1.2	Each Major Shareholder may call a Shareholders’ Meeting by notice in writing to the other Shareholder(s). Unless the Shareholder(s) agree otherwise, at least 20 Business Days’ notice shall be given to each Shareholder of any Shareholders’ Meeting (or 5 Business Days’ notice in the case of an adjourned meeting) which notice period must exclude the date of the notice and the date of the Shareholders’ Meeting unless all Shareholders agree otherwise.

1.3	An annual Shareholders’ Meeting will be held each year at the registered office of FinCo in Ireland.

2.	Quorum

2.1	The quorum for a Shareholders’ Meeting is the presence in person, or by proxy, representative or attorney, of each Major Shareholder.

2.2	A Shareholder may act at any Shareholders’ Meeting by appointing another person, who need not be a Shareholder of FinCo, as its proxy in writing.

2.3	If a quorum is not present at a Shareholders’ Meeting within 30 minutes of the time appointed for the start of the Shareholders’ Meeting, the Shareholders’ Meeting will be adjourned to the same time and place on the next day or as soon as reasonably practicable thereafter. If a quorum is not present at the reconvened Shareholders’ Meeting within 30 minutes of the time appointed for the start of the Shareholders’ Meeting, the Shareholders’ Meeting will be dissolved.

3.	Voting rights

Each Shareholder is entitled to one vote for each Share of FinCo held by that Shareholder. There shall be no class voting rights except as expressly provided for in the Constitution of FinCo.

4.	Shareholder decisions

A Shareholder resolution of FinCo may only be carried, subject to mandatory provisions of applicable Irish law, the Constitution of FinCo and the Reserved Matters (in which case the relevant majority of Shares of FinCo set out in such provisions shall be required), if it is passed by Shareholders holding a majority of the Shares of FinCo.

5.	Written resolutions

The Shareholders may, in exceptional cases only, pass a resolution without a Shareholders’ Meeting being held if the requisite majority of the Shareholders entitled to vote on the resolution sign, or indicate their approval of, a document stating that they are in favour of the resolution set out in the document. The proposed resolution may be circulated in advance to the Shareholders for approval. The document may be in counterparts, signed or approved by one or more Shareholders, and may be circulated by email.

SCHEDULE 4

RESERVED MATTERS

The following actions shall require the approval of the Major Shareholders:

1.	FinCo Loan	Demanding repayment, assigning, novating, factoring, amending, creating an Encumbrance over, modifying any terms or conditions of (including, without limitation, extending), paying as a dividend in kind or waiving its rights under the FinCo Loan, including, without limitation, in respect of the principal or interest, thereunder;

2.	Share issues and changes in share capital	(a) The creation, allotment or issue of shares in the capital of FinCo or of any other security by FinCo or the granting of an option or right to subscribe in respect of those shares or other securities or convert any instrument into those shares or other securities; or

(b) The reduction or alteration of the capital of FinCo (including, without limitation, a purchase by FinCo of its own shares or other securities);

3.	Security interests and guarantees	The creation of a security interest or the provision of a guarantee of indebtedness by FinCo;

4.	Distributions	The payment, determination or declaration by FinCo of a Dividend or other distribution;

5.	Financing	The entry by any FinCo into any commercial paper facility, bank loans or any other financing (or series of financings with the same party or group of related parties whether at one time or over a period of 12 months) (a Debt Finance Arrangement) or amendments to any existing Debt Finance Arrangement;

6.	Constitution	The making of any amendment to the Constitution of FinCo;

7.	Relocation	Any decision to relocate the principal office or change the jurisdiction of the tax residence of FinCo;

8.	Accounting policies	Any change to the accounting policies of FinCo, other than where required by law or the applicable accounting standards or where the continuation of the existing policy would constitute a breach of such law or accounting standards;

9.	Board	Any change to the number of Directors;

10.	Other agreed matters	Any other matter which the Shareholders agree is to be a Reserved Matter or which requires approval of the Shareholders as a matter of applicable law, in which case the Shareholders shall vote on such matter in accordance with this deed.

SCHEDULE 5

FORM OF DEED OF ADHERENCE

THIS DEED is made on ●

BY: [●] of [●] (the New Party).

IN FAVOUR OF: Those persons specified in paragraph 4 of this deed].

BACKGROUND:

(A)	The New Party proposes to [purchase][subscribe for] [●] [ordinary] shares in the capital of [●] (the Company) [from [●]].

(B)	This deed is made by the New Party in compliance with clause [14] of a shareholders’ deed dated [●] between the Company, VIP, HET, the VIP Guarantor and the HET Guarantor (the FinCo Shareholders’ Deed).

THIS DEED WITNESSES as follows:

1.	The New Party confirms that it has been supplied with a copy of the FinCo Shareholders’ Deed.

2.	[The New Party hereby subscribes for [●] [ordinary shares] in the capital of the Company at a subscription price of [●] per share and agrees to become a member of the Company and to hold the shares subject to the FinCo Shareholders’ Deed and the Constitution.] OR [The New Party has agreed to purchase from [insert seller party details] [●] [ordinary shares] in the capital of the Company at a purchase price of [●] per share and agrees to become a member of the Company and to hold the shares subject to the FinCo Shareholders’ Deed and the Constitution.]

3.	The New Party undertakes to be bound by the FinCo Shareholders’ Deed in all respects as if the New Party was a party to the FinCo Shareholders’ Deed and named in it as a Shareholder and to observe and perform all the provisions and obligations of the FinCo Shareholders’ Deed applicable to or binding on a Shareholder under the FinCo Shareholders’ Deed insofar as they fall to be observed or performed on or after the date of this deed.

4.	This deed is made for the benefit of:

(a)	the parties to the FinCo Shareholders’ Deed; and

(b)	every other person who after the date of the FinCo Shareholders’ Deed (and whether before or after the execution of this deed) assumes any rights or obligations under the FinCo Shareholders’ Deed or accedes to it.

5.	Unless otherwise defined herein, all capitalised terms used in this deed shall have the meanings given to them in the FinCo Shareholders’ Deed.

6.	The address and email address of the New Party for the purposes of clause [23] of the FinCo Shareholders’ Deed is as follows:

Address:	[●]
Email:	[●]
For the attention of:	[●].

7.	This deed and any non-contractual obligations arising out of or in connection with it are governed by the English law.

8.	Any Dispute arising out of or in connection with this deed shall be settled in accordance with clause [26] of the FinCo Shareholders’ Deed, which is deemed to be incorporated in full into this deed mutatis mutandis and for the purposes of clause [26.3] of the FinCo Shareholders’ Deed as incorporated into this deed, the New Party irrevocably appoints [●] of [●] as its agent in England for service of process in relation to any such dispute.

IN WITNESS of which this deed has been executed and has been delivered on the date which appears first on page 1.

EXECUTED AS A DEED by [COMPANY NAME]	) )

Signature of director		Signature of [director]/[company secretary][witness]

Name of director		Name of [director]/[company secretary][witness]

SCHEDULE 6

TRIGGER EVENT PROVISIONS

1.	Power of Attorney

Each of the Minority Shareholders authorises and grants to the Major Shareholder full power to exercise all rights in relation to its Shares in its absolute discretion, including (but not limited to):

(a)	receiving notice, attending and voting at any Shareholders’ Meeting or signing any resolution as the registered holder of the Shares;

(b)	completing and returning proxy cards, consents to short notice and any other documents required to be signed by the registered holder of the Shares,

for the purpose of any vote on any matter which requires an approval of 75% of the votes cast of FinCo under Irish law (a Special Majority Approval).

2.	Voting Undertaking

If for any reason the authority granted under paragraph 1 above does not result in the Major Shareholder being able to achieve the Special Majority Approval, each of the Minority Shareholder(s) undertakes to attend all meetings of Shareholders of FinCo in Ireland (a Shareholders’ Meeting) and vote, as shareholders of FinCo, as directed in writing by the Major Shareholder, on any vote on any matter which relates to a Special Majority Approval.

3.	Delegation of authority

3.1	The Minority Shareholder(s) irrevocably and unconditionally (and by way of security for the performance of its obligations under this deed) appoints such persons as may be nominated by the Major Shareholder as its attorney and on its behalf to execute, deliver and carry out in its name or otherwise on its behalf all documents, acts and things which the attorney(s) may in its or their absolute discretion consider necessary or desirable to exercise the:

(a)	rights of such Minority Shareholder in accordance with paragraph 1 above; and

(b)	voting rights of such Minority Shareholder to vote as directed in writing by the Major Shareholder in accordance with paragraph 2 above which such Minority Shareholder is obliged, but fails, to effect in accordance with the directions of the Major Shareholder.

3.2	The appointment in paragraph 3.1 shall in all circumstances remain in force and be irrevocable until such time as the appointing Major Shareholder (together with its Permitted Transferees) ceases to have any obligations under this Schedule 6 and this deed (including without limitation those obligations set out in the Surviving Clauses which shall survive termination of this deed) but shall have no further effect after that date.

4.	Restrictions on Disposal

No Shareholder may Dispose of any of its Shares at any time after a Trigger Event unless:

(a)	any transferee first executes and delivers to FinCo and the remaining Shareholders a Deed of Adherence; and

(b)	such Disposal is carried out in compliance with paragraphs [6] and [7] of Schedule [10] of the H3G II Shareholders’ Deed and articles [9 and 10] of the Constitution (as applicable).

For the purposes of this Schedule 6:

Minority Shareholder means any Shareholder other than a Major Shareholder (or its Permitted Transferees);

Shareholders’ Meeting has the meaning given in paragraph 2 of this Schedule 5;

Special Majority Approval has the meaning given in paragraph 1 of this Schedule 5;

SCHEDULE 7

DEFINITIONS AND INTERPRETATION

1.	Definitions

In this deed:

Anti-Corruption Policies has the meaning given in clause 15.1;

Appointer means, in relation to a Director, the Shareholder or its Permitted Transferee who proposed the appointment of that Director under clause 4.2;

Board means the board of directors of FinCo;

Business has the meaning given in clause 2.1;

Constitution means the constitution of FinCo, as amended from time to time;

Contribution and Framework Agreement mean the contribution and framework agreement dated 6 August 2015 between, amongst others, HET, VimpelCom Amsterdam B.V., H3G II, VIP Guarantor and HET Guarantor;

Debt Finance Arrangement has the meaning given in Schedule 4;

Deed of Adherence means a deed of adherence to this deed to be executed by any transferee of a Share substantially in the form set out in Schedule 5;

Director means a director of FinCo and Director means any one of the them;

Discloser has the meaning given in clause 18.4;

Dispute means any dispute, claim, difference or controversy arising out of, relating to or having any connection with this deed, including any dispute as to its existence, validity, interpretation, performance, breach or termination or the consequences of its nullity and any dispute relating to any non-contractual obligations arising out of or in connection with it;

FinCo Loan means an interest free loan from Finco to H3GII with a principal amount of approximately EUR5.1 billion following the novation of the Existing Loan as part of the HET Secondary Contribution and VIP Luxco Secondary Contribution at Completion (each as defined in the Contribution and Framework Agreement);

H3G II means Hutchison 3G Italy Investments S.à r.l., a sociėtė à responsabilitėe limitėe incorporated under the laws of the Grand Duchy of Luxembourg having its registered office at 7, rue du Marché-aux-Herbes, L-1728 Luxembourg, Grand Duchy of Luxembourg registered with the Luxembourg trade companies register under number B77457;

H3G II Articles means the Articles as such term is defined in the H3G II Shareholders’ Deed;

H3G II Shareholders’ Deed has the meaning given in clause 1.1;

Interest means, in relation to any person, any financial or commercial interest of that person arising from any existing or proposed appointment, arrangement, role, contract, litigation or other proceeding between FinCo and that person;

Major Shareholder means a Shareholder that either alone or together with its Permitted Transferees and/or Affiliates holds 50 per cent. or more of the issued Shares in FinCo (and if not all such Shares are held by one Shareholder then references in this deed to the Major Shareholder shall, unless the context requires otherwise, be construed to mean, in respect of obligations, all such Shareholders having the same Ultimate Holding Company holding Shares that together comprise 50 per cent. or more of the issued Shares in FinCo and, in respect of the exercise of rights, that Shareholder holding the largest number of Shares of those Shareholders that together compromise the Major Shareholder);

Reserved Matters means any matter set out in Schedule 4;

Shares mean the ordinary shares of €1.00 each in the capital of FinCo;

Shareholder means a registered holder of Shares who is party to this deed as an original party or by having executed a Deed of Adherence in accordance with this deed;

Shareholder Approval means an approval given in accordance with clauses 6.1 and 6.2;

Shareholders’ Meeting has the meaning given in paragraph 1 of Schedule 3;

Surviving Clauses means clause 1, 18, 21 to 26 (inclusive); and

Trigger Event means completion of the transfer or issue of any Shares in accordance with this deed following which there is only one Major Shareholder.

2.	Things required to be done other than on a Business Day

Unless otherwise indicated, where the day on which any act, matter or thing is to be done is a day other than a Business Day, that act, matter or thing shall be done on or by the next Business Day.

3.	Other rules of interpretation

In this deed:

(a)	references to VIP or HET include each of their Permitted Transferees from time to time;

(b)	any reference, express or implied, to any legislation in any jurisdiction includes:

(i)	that legislation as amended, extended or applied by or under any other legislation made before or after execution of this deed;

(ii)	any legislation which that legislation re-enacts with or without modification; and

(iii)	any subordinate legislation made before or after execution of this deed under that legislation, including (where applicable) that legislation as amended, extended or applied as described in paragraph 3(b)(i), or under any legislation which it re-enacts as described in paragraph 3(b)(ii);

(c)	references to persons or entities include natural persons, bodies corporate, partnerships, trusts and unincorporated and incorporated associations of persons;

(d)	references to an individual or a natural person include his estate and personal representatives;

(e)	subject to clause 23.2, references to a party to this deed include the successors or assigns (immediate or otherwise) of that party;

(f)	references to any English legal term for any action, remedy, method or judicial or arbitral proceeding, legal document, legal status, court, arbitral tribunal, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be taken to include what most nearly approximates in that jurisdiction to the English legal term;

(g)	a reference to any instrument or document includes any variation or replacement of it;

(h)	unless otherwise indicated, a reference to any time is a reference to that time in London;

(i)	a reference to € or Euros or EUR is to the currency of the Eurozone countries from time to time or its equivalent in any other relevant currency;

(j)	singular words include the plural and vice versa;

(k)	a word of any gender includes the corresponding words of any other gender;

(l)	if a word or phrase is defined, other grammatical forms of that word have a corresponding meaning;

(m)	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words, and references to “includes” mean “includes without limitation”; and

(n)	nothing is to be construed adversely to a party just because that party put forward this deed or the relevant part of this deed.

SIGNATORIES

GIVEN under the common seal	)	/s/ Richard James
of VIP-CKH IRELAND LIMITED	)	Director
and DELIVERED as a DEED	)

[Signature Page to FinCo Shareholders Deed]

EXECUTED as a deed by		)
VIMPELCOM LUXEMBOURG HOLDINGS		)	/s/ Richard James
S.à R.L.		)	Authorised signatory

Witness’s Signature	/s/ A. Oemrawsingh

Name:	A. Oemrawsingh

Address:	Apollolaan 15

1077 AB Amsterdam

The Netherlands

)
		)	/s/ David Dobbie
		)	Authorised signatory

Witness’s Signature	/s/ A. Oemrawsingh

Name:	A. Oemrawsingh

Address:	Apollolaan 15

1077 AB Amsterdam

The Netherlands

[Signature Page to FinCo Shareholders Deed]

EXECUTED as a deed by HUTCHISON EUROPE TELECOMMUNICATIONS S.à R.L.	) ) ) )

/s/ Neil McGee
Signature of director		Neil McGee Manager

Name of director

[Signature Page to FinCo Shareholders Deed]

EXECUTED as a deed by		)
VIMPELCOM LTD.		)	/s/ Andrew Davies
		)	Authorised signatory

Witness’s Signature	/s/ Giovanna de Beij

Name:	Giovanna de Beij

Address:	Claude Debussylaan 88

1082 MD Amsterdam

The Netherlands

[Signature Page to FinCo Shareholders Deed]

EXECUTED as a deed by	)
CK HUTCHISON HOLDINGS LIMITED	)

/s/ Frank Sixt		/s/ Edith Shih
Signature of director		Signature of company secretary

Frank Sixt		Edith Shih
Name of director		Name of company secretary

[Signature Page to FinCo Shareholders Deed]

DOCUMENTS IN THE AGREED FORM

1.	Constitution